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                                  Exhibit 8.2

            Opinion of Katten Muchin & Zavis Concerning Tax Matters



                                  July 20, 1999

Compass International Services Corporation
Attention:  Board of Directors

Ladies and Gentlemen:

         We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed merger of Cardinal Acquisition Corporation, a newly formed corporation, organized and existing under the laws of the State of Delaware ("Merger Sub") which is wholly owned by NCO Group, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania ("Parent"), with and into Compass International Services Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), with the Company surviving the merger and becoming a wholly owned subsidiary of Parent, pursuant to the applicable corporate law of the State of Delaware (the "Merger"), and in accordance with that certain Agreement and Plan of Merger dated as of May 12, 1999, among the Company, Parent and Merger Sub (the "Agreement") and related documents and agreements referenced in the Agreement (together with the Agreement, the "Merger Agreement"). Our opinion is being delivered to you pursuant to Section 7.3(c) of the Agreement.

         Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as special legal counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

         1.       The Merger Agreement.

         2. The Stock Purchase Agreement between Compass International Services Corporation and Swiss-Irish Enterprises, dated May 12, 1999 (the "Stock Purchase Agreement").

         3. Representations made to us by Parent and Merger Sub, including those representations contained in that certain Parent Tax Certificate dated July 20, 1999.


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July 20, 1999
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         4.       Representations made to us by the Company, including those representations contained in that certain Company Tax Certificate dated July 20, 1999.

         5.       Parent's Registration Statement on Form S-4, filed July 20,
                  1999.

         6. Such other instruments and documents related to the formation, organization and operation of the Company, Parent and Merger Sub or the consummation of the Merger and the transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

Opinion

         In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

         1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification.

         3. The Merger will be consummated pursuant to the Merger Agreement and will be effective under the applicable state law.

         4. After the Merger, the Company will hold "substantially all" of its and Merger Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder.

         5. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business.

         6. No outstanding indebtedness of the Company, Parent or Merger Sub has represented or will represent equity for tax purposes (including, without limitation, any loans from Parent to the Company); no outstanding equity of the Company, Parent or Merger Sub has represented or will represent indebtedness for tax purposes; no outstanding security (other than the Company Option Plan), instrument, agreement or arrangement that provides for, contains, or represents
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July 20, 1999
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                  either a right to acquire the Company stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code.

         7. Each of Company, Parent and Merger Sub has paid and will pay only its respective expenses, if any, incurred in connection with the Merger, and neither Parent, Merger Sub nor Company has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Common Stock.

         8. Neither Parent, the Company nor Merger Sub is, or will be at the time of the Merger: (a) an "investment company" within the meaning of Section 368(a)(2)(F) of the Code; or (b) under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion, as special counsel for Company, that for federal income tax purposes:

                  (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                  (ii) no gain or loss will be recognized by Company, Parent, or Merger Sub as a result of the Merger;

                  (iii) no gain or loss should be recognized by the stockholders of the Company upon the exchange of their Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                  (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Common Stock exchanged therefor;

                  (v) the holding period for shares of Parent Common Stock received solely in exchange for Common Stock pursuant to the Merger will include the


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July 20, 1999
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                           holding period of the Common Stock exchanged
                           therefor, provided such Common Stock was held as a capital asset by the stockholder at the Effective Time; and

                  (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

Potential Tax Consequences of Settlement of Class Action Litigation and Voting Agreement

         On May 14, 1999, a purported stockholder class action suit was filed in the Delaware Court of Chancery against the Company, members of the Company's board of directors, and Parent. This complaint alleged, among other things, that the Company's board of directors breached their fiduciary duties to the Company's stockholders by failing to maximize stockholder value and by agreeing to an unfair and inadequate merger and that Parent aided and abetted the breach of fiduciary duty.

         In addition, a group of Company stockholders that own 6,067,931 shares of Company common stock consisting of approximately 42% of the Company common stock outstanding on the record date entered into voting agreements with Parent.

         On July 19, 1999, the lawyers for the parties to the litigation entered into a memorandum of understanding to settle the class action litigation. Pursuant to the terms of the memorandum of understanding and the voting agreements the following actions will occur:

         1. in the event that the average closing price of Parent common stock during the five trading days ending one day before the Company stockholder meeting to approve the Merger is less than $29.50 per share, Parent will pay to all of the Company stockholders other than with respect to Company stock beneficially owned by the individual defendants, additional payments aggregating 43,684 shares of Parent common stock; and

         2. the defendants in the class action litigation suit will agree to contribute to Company shares of Company common stock with an aggregate value of five million dollars immediately before the Merger.

         Those stockholders who are not a party to the voting agreement and who are not defendants in the class action litigation could be deemed by the IRS to have received more than their pro rata share of the Parent common stock issued in the Merger (based upon the total amount of Company common stock outstanding prior to the adjustment and contribution described above). In such a case, the IRS may take the position that such additional consideration is taxable to these stockholders as ordinary income. We believe that the IRS should not prevail in this position. However, there is no direct authority dealing with this specific situation. Therefore, there can be no assurance that the IRS would not be successful if the IRS took this position.

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Qualifications

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

         1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         2. Our opinion concerning certain of the federal tax consequences of the Merger is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Merger.

         3. No opinion is expressed if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
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July 20, 1999
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         4.       No ruling has been or will be requested from the Internal
                  Revenue Service concerning the federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

         5. This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 7.3(c) of the Merger Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, including the Company and its stockholders, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the use of our name in the Registration Statement wherever it appears.


                                                    Very truly yours,


                                                    KATTEN MUCHIN & ZAVIS